Exhibit 10.1

EXECUTION VERSION

RETIREMENT AGREEMENT

This AGREEMENT (this “Agreement”), by and between WPX Energy, Inc. (the “Company”), and Ralph A. Hill (the “Executive”), sets forth the terms and understandings regarding Executive’s retirement from the Company.

WHEREAS, the Executive currently serves as President, Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Executive and the Company mutually agree that the Executive shall retire from his positions with the Company and its affiliates as set forth in this Agreement;

WHEREAS, the Executive and the Company wish to settle their mutual rights and obligations arising in connection with the Executive’s service with the Company and the Executive’s retirement from such service;

WHEREAS, the Executive and the Company agree to the following payments, benefits and other terms and conditions in connection with the Executive’s retirement from service with the Company; and

WHEREAS, in consideration of his rights and benefits under this Agreement, the Executive has agreed to enter into certain covenants for the benefit of the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, including the restrictive covenants, the Company and the Executive hereby agree as follows:

1. Retirement from the Company

(a) Transition Date. Effective December 31, 2013 (the “Transition Date”), the Executive hereby resigns from his positions as President, Chief Executive Officer and as a member of the Board. In addition, effective on the Transition Date, the Executive hereby resigns as chief executive officer and chairman of the board of directors of Apco Oil and Gas International Inc., and from all other officer and director positions he may have with the Company and its subsidiaries and affiliates. The Executive shall promptly execute any additional documentation the Company may request to reflect such resignations.

(b) Transition Period. For the period from the Transition Date through March 31, 2014 (the “Retirement Date”, such period, the “Transition Period”), the Executive shall continue as an employee of the Company and shall perform such duties and responsibilities as shall be reasonably requested by the Board and any interim or successor Chief Executive Officer of the Company, including as necessary to effect a smooth and effective transition of his duties and responsibilities to any interim or successor Chief Executive Officer. From the date hereof through the Retirement Date, the Executive shall remain subject to all applicable Company policies and procedures, including without limitation the Company’s securities trading policies for officers and directors.

2. Compensation

(a) Base Salary through Transition Date. The Executive shall be entitled to continue to receive his current base annual salary through the Transition Date, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(b) Base Salary during Transition Period. The Executive shall be entitled to receive base annual salary at a monthly rate of $35,000 during the Transition Period, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(c) 2013 Annual Bonus. The Executive shall be eligible to receive an annual bonus for the 2013 fiscal year under the Company’s Annual Incentive Program (“AIP”), based solely upon the Executive’s target level of participation and the determination of the Compensation Committee of the Board of the levels of achievement, consistent with other executive officers generally, under the applicable AIP performance goals for 2013. Any such bonus payable to the Executive under the AIP shall be paid at the same time and subject to the same terms and conditions as bonuses are paid generally under the AIP to other senior management employees of the Company. The Executive shall not be entitled to participate in the AIP in respect of the Transition Period.

(d) Employee Benefits. Until the Retirement Date, the Executive shall continue to be entitled to participate as an active employee in those employee benefit plans and programs in which he currently participates, subject to the terms and conditions of such plans. Effective as of the Retirement Date, except as expressly provided herein, the Executive’s active participation in such plans shall cease, and the Executive shall continue to have all rights to accrued and vested benefits under such plans in accordance with their terms. The Executive shall continue to be eligible for the “non-matching contribution” to the Company’s savings plans attributable to the 2013 plan year.

3. Separation Payments and Benefits

(a) Separation Payment.

(i) Separation Payment Amount. The Company shall pay the Executive an aggregate amount equal to two (2) times the sum of (A) the Executive’s current base salary of $780,000, plus (B) the Executive’s 2013 target bonus equal to 100% of base salary, which equals an aggregate sum of $3,120,000 (the “Separation Payment”).

(ii) Installment Payments. The Company shall pay the Separation Payment to the Executive in cash in two (2) equal installments, with (A) the first installment of $1,560,000 payable on the next payroll date following March 31, 2014 and the date on which the Release (as provided for in Section 3(e)) becomes irrevocable and effective and (B) the second installment of $1,560,000 payable on December 31, 2014, subject in each case to the Executive’s continued compliance with his obligations under Section 9 hereof, as further provided in Section 9(g). Each such payment shall be subject to the terms and conditions of this Agreement, including applicable tax withholdings as provided herein.

(b) Continuation of Health Benefits. The Executive may elect continued health care coverage for himself and his eligible dependents coverage under the Company’s health care plan pursuant to the continuation of benefits requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to eighteen (18) months following the Retirement Date, subject to his election and payment of the applicable premium rate. The Executive shall be reimbursed for the amount of such premium rate that is in excess of the rate paid by active employees of the Company for comparable coverage from time to time.

(c) Outplacement Services. The Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by the Executive within twelve (12) months following the Retirement Date, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $50,000.

(d) Legal Expenses. The Company will pay the Executive’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement, promptly upon presentation of an itemized legal bill, subject to a maximum of $50,000.

(e) Release of Claims. The rights, payments and benefits to be provided to the Executive under this Agreement are subject to the Executive’s execution and delivery to the Company and non-revocation of an effective general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”), to be executed and delivered not earlier than the Retirement Date.

4. Accrued Rights. The Company shall pay and provide to the Executive in accordance with its customary practices: (i) all base salary earned but not yet paid through the Retirement Date, (ii) reimbursement for any and all business expenses properly incurred prior to the Retirement Date, payable in accordance with and subject to the terms of the Company’s reimbursement policy and (iii) any employee benefits required to be provided to the Executive pursuant to the terms of the Company’s employee benefit plans and as required by applicable law.

5. Outstanding Equity Awards

(a) Stock Options. All outstanding stock options to purchase shares of the Company’s common stock held by the Executive as of the Retirement Date (the “Options”) shall be governed by the terms of the Company’s applicable equity incentive compensation plans (the “Equity Plans”) and award agreements pursuant to which such awards were issued to the Executive, with the Retirement Date constituting the date of the Executive’s termination of service (and not as a “retirement”) for purposes of such grants. In accordance with such terms, all such Options that are vested and exercisable as of the Retirement Date shall continue to be exercisable for six (6) months from the Retirement Date (or if earlier, the expiration of the option term), subject to the terms and conditions as provided in the Equity Plans and the applicable award agreements, the terms of which shall govern and control.

(b) Time-Based RSUs. All outstanding time-based restricted stock units with respect to shares of the Company’s common stock held by the Executive as of the Retirement Date (the “Time-Based RSUs”) shall be governed by the terms of the applicable Equity Plans and award agreements pursuant to which such awards were issued to the Executive, with the Retirement Date constituting the date of the Executive’s “Separation from Service” (and not as a “retirement”) for purposes of such grants. In accordance with such terms, and in connection with the Executive entering into this Agreement, (i) all Time-Based RSUs shall become fully vested on the Retirement Date, and (ii) payment shall be made to the Executive within five (5) days following the date that is six (6) months following the Retirement Date, each as in accordance with the terms of the applicable Equity Plans and award agreements, which shall govern and control.

(c) Performance-Based RSUs. All outstanding performance-based restricted stock units with respect to shares of the Company’s common stock held by the Executive as of the Retirement Date (the “Performance-Based RSUs”) shall be governed by the terms of the applicable Equity Plans and award agreements pursuant to which such awards were issued to the Executive, with the Retirement Date constituting the date of the Executive’s “Separation from Service” (and not as a “retirement”) for purposes of such grants. In accordance with such terms, and in connection with the Executive entering into this Agreement, (i) the Performance-Based RSUs shall become vested on the date that the Company’s Compensation Committee certifies that the performance measures for the applicable performance period are satisfied, on a pro-rata basis based upon the portion of the applicable vesting period that has lapsed through the Retirement Date, with the Executive’s right to any payment subject to the satisfaction of the applicable performance measures under the awards for the full performance period, and (ii) any such payment shall be made to the Executive at the time periods specified therein, but not earlier than a date that is with five (5) days following the date that is six (6) months following the Retirement Date, each as in accordance with the terms of the applicable Equity Plans and award agreements, which shall govern and control.

6. No Mitigation. The Executive shall not have any duty to mitigate the amounts payable under this Agreement by seeking new employment or self-employment following separation from service. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer or self-employment.

7. Indemnification. The Executive (i) shall be indemnified and held harmless by the Company on the same terms as other executive officers and directors to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended and the Company’s by-laws as such exist on the Retirement Date, or such greater rights that may be provided by amendment to such by-laws from time to time, if the Executive was, is or is threatened to be made to a party to any pending, completed or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Company or any other entity which the Executive is or was serving at the request of the Company, against all expenses (including reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by the Executive or to which the Executive may become subject for any reason, and (ii) shall be entitled to advancement of any such indemnifiable expenses in accordance with the Company’s by-laws as such exist on the Retirement Date, or such greater rights that may be provided by amendment to such by-laws from time to time.

8. Directors’ and Officers’ Insurance. For a period of seventy-two (72) months after the Retirement Date (or any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to other executive officers and directors of the Company.

9. Restrictive Covenants

(a) Confidential Information. The Executive acknowledges that in the course of performing services for the Company and its affiliates, the Executive may have obtained information, observations and data while employed by the Company (including but not limited to information concerning current or prospective exploration and development activities, information concerning business strategies or plans, financial information relating to the business of the Company or its subsidiaries and affiliates, accounts, customers, vendors, employees and other affairs) that is not otherwise in the public domain (collectively, “Confidential Information”). The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its affiliates or of third parties to which the Company or an affiliate owes a duty of confidentiality, that it is the Company’s policy to safeguard and keep confidential all such Confidential Information, and that disclosure of Confidential Information to an unauthorized third party would cause irreparable damage to the Company and its affiliates. The Executive agrees that, except as required by the duties of the Executive’s employment with the Company or any of its affiliates and except in connection with enforcing the Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, the Executive will not, without the written consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information disclosed to the Executive or otherwise obtained by Executive during his employment with the Company or its affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, the Company or any affiliate), and will use the Confidential Information solely for the benefit of the Company and its affiliates and will not use the Confidential Information for the benefit of any other person nor permit its use for the benefit of the Executive. These obligations shall continue during and after the Executive’s retirement from service and for so long as the Confidential Information remains Confidential Information.

(b) Non-Competition. From the date hereof and continuing until June 30, 2014, the Executive agrees that without the written consent of the Company, the Executive shall not at any time, directly or indirectly, in any capacity:

(i) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any energy business and any individual or entity (and any branch, office or operation thereof) which engages in, or proposes to engage in (with the Executive’s assistance) any of the following in which the Executive has been engaged in the twelve (12) months preceding the Retirement Date: the exploration and/or production of oil or gas which is located anywhere in the United States (a “Competitive Business”); provided, however, that after the Retirement Date, this Section 9(b)(i) shall not preclude the Executive from (A) being an employee of, or consultant to, any business unit of a Competitive Business if (x) such business unit does not qualify as a Competitive Business in its own right and (y) the Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (B) with the approval of an Authorized Company Executive, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business (for purposes of this Section 9(b), an “Authorized Company Executive” shall mean the individual then serving as the Chief Executive Officer or Senior Vice President of Human Resources of the Company); or

(ii) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (A) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (B) give the Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (C) create a conflict of interest between the Executive’s duties to the Company and its affiliates or under this Agreement and his interest in such investment.

(c) Non-Solicitation. From the date hereof and continuing until December 31, 2014, the Executive agrees that without the written consent of the Company, the Executive shall not at any time, directly or indirectly, in any capacity:

(i) cause or attempt to cause any employee, director or consultant of the Company or an affiliate to terminate his or her relationship with the Company or an affiliate;

(ii) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee of the Company or an affiliate (other than by the Company or its affiliates), or cause or attempt to cause any person to do any of the foregoing;

(iii) interfere with the relationship of the Company or an affiliate with, or endeavor to entice away from the Company or an affiliate, any Person who or which at any time during the period commencing twelve (12) months prior to the Retirement Date was or is, to Executive’s knowledge, a material customer or material supplier of, or maintained a material business relationship with, the Company or an affiliate; or;

(iv) solicit the sale of goods, services or a combination of goods and services from the established customers of the Company or an affiliate.

(d) Non-Disparagement.

(i) The Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to the Executive’s employment (or the separation therefrom), the business or operations of the Company or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii) The Company agrees that it will not, and will instruct the members of the Board of Directors of the Company and the executive officers of the Company to not, disparage or denigrate the Executive orally or in writing (including, without limitation, any comments or statements relating to the Executive’s performance at the Company).

(iii) Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to preclude the Executive or the Company from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, the Executive will promptly inform the Company of any such obligation prior to participating in any such proceedings.

(e) Reasonableness of Restrictive Covenants.

(i) The Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.

(ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. The Executive acknowledges that his observance of the covenants contained herein will not deprive the Executive of the ability to earn a livelihood or to support his or her dependents.

(f) Right to Injunction: Survival of Undertakings.

(i) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, the Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Executive were to breach any of his obligations hereunder. The Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, the Executive agrees that if he breaches any of the provisions of Section 9 of this Agreement, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and the Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(ii) If a court determines that any covenant included in this Section 9 is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable. Furthermore, if a court determines that a certain form of remedy or relief sought by the Company for the breach of a covenant included in this Section 9 is unavailable under applicable law, such a finding shall not prohibit the Company from obtaining a different form of remedy or relief with respect to such breach which such court has not found to be unavailable.

(iii) All of the provisions of this Agreement shall survive any separation from service of the Executive.

(g) Effect of Breach of Covenants. If a court of competent jurisdiction shall have found that the Executive is in material breach of any restrictive covenant contained in this Agreement or the Release, the Executive forfeits his right to receive any payment or benefit under this Agreement and shall pay to the Company the value of any payment or benefit previously received by the Executive under this Agreement.

10. Cooperation. Following the Retirement Date, the Executive agrees to fully cooperate with and provide reasonable assistance to the Company and its counsel in connection with any general business matters, transition of work, agency investigations or audits or litigation or corporate matters, and to be reasonably available to the Company to do so at times and locations as to not interfere with the Executive’s duties and responsibilities to any future employer, job seeking opportunities or any personal responsibilities.

11. Return of Company Property; Company Offices.

(a) Return of Company Property. The Executive shall promptly following the Retirement Date return to the Company all documents, records, files and other information and property belonging or relating to the Company, its affiliates, customers, clients or employees. The Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Executive may not retain originals or copies of such materials without the express written approval of the Company. Notwithstanding the immediately preceding sentence, the Executive shall be permitted to keep any and all mobile business equipment or other business equipment that has been made available by the Company for his use, including any such equipment at his home; provided, however, that upon the Retirement Date, any Company-related information shall be expunged from such equipment, and any office connectivity or other continued internet or similar services provided by the Company shall cease.

(b) Company Offices. During the Transition Period, the Company shall use its best efforts to provide the Executive with a professional office in the same building as the Company’s headquarters, with appropriate secretarial support and administrative services as reasonably determined by the Company. In the event that no such office is available, the Company shall provide the Executive during the Transition Period with a professional office, appropriate secretarial support and administrative services at another office building in downtown Tulsa, Oklahoma.

12. Recoupment. Notwithstanding anything herein to the contrary, this Agreement shall not impact any rights or restrictions under the Company’s Recoupment Policy for incentive compensation, as adopted by the Board of Directors of the Company and referred to in the Company’s most recent proxy statement filed with the Securities and Exchange Commission, as in effect on the date hereof, and the Executive acknowledges and agrees he remains subject to the terms of such policy following the Retirement Date.

13. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

14. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, without reference to its choice of law rules.

16. Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

17. Entire Agreement. This Agreement, including all other agreements expressly incorporated or referred to herein, shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release. This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

18. Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Ralph A. Hill At the most recent address on the Company’s records

with a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Lawrence K. Cagney, Esq. Fascimile: (212) 909-6836

If to the Company:	WPX Energy, Inc. One Williams Center Tulsa, Oklahoma 74172-0172 Attention: General Counsel Facsimile: (539) 573-5608

with a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Glenn D. West, Esq. Facsimile: (212) 310-8007

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Section 409A.

(a) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Retirement Date or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Retirement Date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. A separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a separation from service until such separation is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.

(f) Installments as Separate Payment. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

WPX ENERGY, INC.

By:	/s/ William G. Lowrie	Date: December 15, 2013
William G. Lowrie
Chairman of the Board

EXECUTIVE

By:	/s/ Ralph A. Hill	Date: December 16, 2013
Ralph A. Hill

[Signature Page to Retirement Agreement]

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Release”), dated                     , 2014, by and between WPX Energy, Inc. (the “Company”), and Ralph A. Hill (“Executive”).

WHEREAS, the Executive and the Company have entered into a Retirement Agreement dated December     , 2013 (the “Retirement Agreement”);

NOW THEREFORE, in consideration for receiving separation benefits under the Retirement Agreement and in consideration of the representations, covenants and mutual promises set forth in this Release, the parties agree as follows:

1. Release. Except with respect to all of the Company’s obligations under the Retirement Agreement, the Executive, and the Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, partners, members, managers, successors, assigns and affiliates (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release that arose out of or were related to the Executive’s employment with the Company or the Executive’s separation from service with the Company including, but not limited to, claims or demands related to wages, salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity or thing of value whatsoever; claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Equal Pay Act; the Rehabilitation Act of 1973; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for whistle-blowing, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Executive under the terms of a Company sponsored tax qualified retirement or savings plan

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and/or any non-qualified deferred compensation plan(s) sponsored by the Company, except that the Executive hereby releases and waives any claims that his separation from service was to avoid payment of such benefits or payments, and that, as a result of his separation, he is entitled to additional benefits or payments. Additionally, this Release does not apply to the indemnification provided or any other payments or benefits to which the Executive is entitled pursuant to the Retirement Agreement (including, without limitation, in the outstanding equity awards referenced in Section 5 thereof). This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Executive signs this Release or any other claims or rights that Executive is prohibited from waiving under applicable law.

2. Covenant Not to Sue. By signing this Release, the Executive covenants, agrees, represents and warrants that he has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law or in conjunction with a dispute resolution program against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Release, including, without limitation, his employment with any of the Released Parties or the termination thereof. Nothing in this Release shall limit the Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter. However, the Executive expressly waives all rights to recovery for any damages or compensation awarded as a result of any suit or proceeding brought by any third party or governmental agency on the Executive’s behalf.

3. No Assignment of Claims. By signing this Release, the Executive further covenants, agrees, represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Release shall be binding upon the Executive and upon his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each of the Released Parties, and to their heirs, administrators, representatives, executors, successors, and assigns.

4. No Release of Vested Benefits or Health and Welfare Benefits. By signing this Release, the Executive does not release or discharge any right to any vested, deferred benefit in any qualified employee benefit plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due the Executive as a participant in any employee health and welfare plan, as such terms are used under ERISA, which is maintained by any of the Released Parties that employed the Executive.

5. No Admission of Liability. Notwithstanding the provisions of this Release and the payments to be made by the Company to the Executive hereunder, the Released Parties do not admit any manner of liability to the Executive. This Release has been entered into as a means of settling any and all disputes between the Released Parties and the Executive.

6. No Inducement. The Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth in this Release or the Retirement Agreement, that the Executive is entering into this Release without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release or the Retirement Agreement.

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7. Damages. The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Release. It is also agreed that, in the event the Executive files a claim against the Company with respect to a claim released by the Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and Separation Payment under the Retirement Agreement until such claim is withdrawn by the Executive.

8. Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

(a) The Executive has read this Release, and understands its legal and binding effect. The Executive is acting voluntarily and of the Executive’s own free will in executing this Release.

(b) The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Release.

(c) The Executive was given at least twenty-one (21) days to consider the terms of this Release before signing it.

The Executive understands that, if the Executive signs this Release, the Executive may revoke it within seven (7) days after signing it by delivering written notification of intent to revoke within that seven (7) day period. The Executive understands that this Release will not be effective until after the seven (7) day period has expired.

9. Severability. If all or any part of this Release is declared by any court, arbitrator or governmental authority to be unlawful, invalid, void or unenforceable, such unlawfulness, invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Release. Any section or a part of a section declared to be unlawful, invalid, void or unenforceable shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid. To the extent that any provision of this Release is adjudicated to be unlawful, invalid, void or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

10. Amendment. This Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.

11. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

12. Headings. The headings of this Release are not part of the provisions hereof and shall not have any force or effect.

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13. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

14. Applicable Law. The provisions of this Release shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

WPX ENERGY, INC.

By:		Date:
William G. Lowrie
Chairman of the Board

EXECUTIVE

By:		Date:
Ralph A. Hill

[Signature Page to Release]